Exhibit 99.1
                                                                    ------------

                              [MATHSOFT LETTERHEAD]




FOR  IMMEDIATE  RELEASE

Contact:  Bob  Orlando                   Emily  Fisher
          MathSoft,  Inc.                Schwartz  Communications,  Inc.
          (617)  577-1017                (781)  684-0770
          borlando@mathsoft.com          emilyf@schwartz-pr.com

                       MATHSOFT FORMS NEW INTERNET VENTURE

                   INVESTS $3 MILLION IN FIRST ROUND FINANCING

CAMBRIDGE, Mass.-June 14, 1999-MathSoft, Inc. (NASDAQ:MATH), a leading provider of technical calculation and data analysis software, today announced plans to form a new Internet company, which will initially be a majority-owned subsidiary of MathSoft. An initiative of MathSoft CEO Charles Digate, the new company will target the mass consumer market and have an educational focus.

MathSoft will initially serve as the sole investor in the new company, funding the venture with $3 million in a first round of financing. Digate will be president and CEO of the start-up while retaining his position as president, CEO and chairman of MathSoft.

"We are creating an Internet company targeted at families with a mission to improve their ability to afford quality education," said Digate. "Due to excellent health of its core businesses, MathSoft has the financial resources to underwrite the first phase of this venture. Although this investment will adversely impact consolidated earnings for MathSoft, the clear goal of this program is to radically reinvent the company with the sole objective of creating substantial value for its stakeholders."

                                     -more-
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                                             MathSoft Forms New Internet Venture
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ABOUT  MATHSOFT,  INC.
Founded in 1984, MathSoft is the provider of the broadest line of technical calculation and analytical software for business and academia. With MathSoft's products, users can deploy technical calculations and exploratory data analyses across their entire organizations. The company has more than 1.3 million users of its Mathcad(R), StudyWorks!(R), S-PLUS(R), StatServer(R) and Axum(R) software worldwide. Users include technical professionals worldwide at more than 90% of the Fortune 1,000 companies and over 500 government installations, and students and faculty at over 2,000 colleges and universities.
                                      # # #

Axum, S-PLUS, StatServer, StudyWorks! and Mathcad are registered trademarks and the MathSoft logo and the Collaboratory are trademarks of MathSoft, Inc. All other names or marks may be registered trademarks or trademarks of their respective owners.

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